Exhibit 99(p)(2)

Code of Conduct &
Personal Trading Policies

Updated June 2019

Steben & Company, Inc.
Code of Conduct & Personal Trading Policies	Table of Contents

Code of Ethical Conduct

At Steben & Company, we strive to conduct our business honestly and ethically. We constantly seek to improve the quality of our services, products and operations, and to create a reputation for honesty, fairness, respect, responsibility, integrity, trust and sound business judgment. Illegal or unethical conduct on the part of the Firm’s officers, directors, and employees (collectively, SCI Personnel), is not in the best interests of the Firm or its clients and customers. Accordingly, we are all expected to adhere to high standards of personal and professional integrity.

The following standards shall govern the activities, behavior and conduct of all SCI Personnel while engaged in Firm business:

1.	SCI Personnel must obey the all applicable laws, rules and regulations of the government of the United States and the various States, as well as the self-regulatory organizations by which Steben is regulated, or of which Steben is a member, including, but not limited to, the Securities and Exchange Commission (SEC), the Commodities Futures Trading Commission (CFTC), the Financial Industry Regulatory Authority (FINRA), and the National Futures Association (NFA).

2.	SCI Personnel must not permit their personal interests to conflict, or appear to conflict, with the interests of the Company, its clients or affiliates. SCI Personnel shall avoid using their Firm contacts to advance their private business or personal interests at the expense of the Firm, its clients or affiliates.

3.	Remuneration or other consideration, which is outside of SEC, CFTC, FINRA and NFA regulatory guidelines, may not be given to any person or organization in order to attract or influence business activity.

4.	SCI Personnel must take appropriate steps to ensure that personal financial information of investors and other confidential and proprietary information about Steben & Company, its customers, SCI Personnel and vendors is strictly safeguarded and used or disseminated on a need-to-know basis.

5.	SCI Personnel must report all information accurately and honestly.

6.	SCI Personnel are responsible for preparing and maintaining accurate records to the best of his or her knowledge and retaining business records in compliance with applicable regulations, laws and Steben’s record retention policies.

7.	SCI Personnel must avoid exaggerated or disparaging comparisons of the services and competence of the Firm’s competitors.

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8.	SCI Personnel must report any unethical, dishonest, fraudulent and illegal behavior, or violation of Firm policies and procedures, directly to management.

This Code cannot provide rules for to cover every circumstance. Answers to questions involving ethical considerations are often neither easy nor clear cut. SCI Personnel should understand and abide by both the spirit and the letter of the standards in the Code and remember that you may not do indirectly what you cannot do directly under the Code.

If SCI Personnel have concerns about conduct that may violate the Code, laws, rules, or regulations or about accounting or auditing matters, SCI Personnel should contact the Firm’s Compliance Department.

Conflicts of Interest

Steben & Company may from time to time have interests that conflict with its clients’ interests or with the duties that it owes to its clients. These include conflicts arising between the interests of the Firm, SCI Personnel on the one hand and the interests of its clients on the other and also conflicts between clients themselves.

The Firm seeks to minimize conflicts and potential conflicts of interest and, if conflicts do arise, the Firm seeks to manage them fairly and in the best legitimate interest of its clients.

The following sets out Steben’s approach for identifying and managing conflicts of interest which may arise in the course of its business activities. This approach applies to all SCI Personnel and to Firm activities.

1.	What are Conflicts of Interest?

There may be instances in which a conflict of interest may arise during the course of providing services to clients. A conflict of interest is a conflict that arises when the Firm or SCI Personnel, in the course of providing services to its clients, may benefit (or another client of the Firm may benefit) to the detriment of another client.

A ‘conflict of interest’ exists when a person’s personal or professional interest is adverse to, or may appear to be adverse to, the interests of the Firm. A conflict of interest may arise when SCI Personnel or a family member of SCI Personnel receives improper personal benefits as a result of the SCI Personnel’s position within the Firm.

Conflicts of interest also may arise in relation to providing investment services where the Firm, its directors, employees or any person directly or indirectly linked to the Firm:

●	is likely to make a financial gain, or avoid a financial loss, at the expense of the client;

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●	has an interest in the outcome of a service provided to the client or of a transaction carried out on behalf of the client, which is distinct from the client’s interest in that outcome;

●	has a financial or other incentive to favor the interest of another client or group of clients over the interests of the client;

●	carries on the same business as the client;

●	receives or pays money or non-monetary benefits like goods or services from or to a third party other than the standard fees and commissions.

The main categories of potential conflicts involve:

●	The interests of the Firm may conflict with those of a client;

●	The interests of one client of the Firm may conflict with those of another Firm client; or

●	The interests of an SCI Personnel may conflict with the interests of a client.

2.	Identification of Conflicts of Interest

The Firm seeks to identify circumstances which might give rise to a conflict of interest through periodic review of business activities and specific transactions. The Firm’s Management Committee is ultimately responsible for the implementation of appropriate procedures to ensure that potential conflicts are identified and managed.

Examples of potential conflicts of interest include:

●	The Firm placing the interests of one client ahead of another client to the detriment of one or more of the clients:

●	SCI Personnel trading for their personal accounts based on the information of client transactions;

●	SCI Personnel engaging in outside business interests that may be to the disadvantage of the Firm or its clients; or

●	SCI Personnel providing wrongful inducements to employees of clients in order to increase the business activities of the Firm to the disadvantage of the client.

SCI Personnel must be sensitive to conduct that creates a potential conflict of interest. If any SCI Personnel believes that his/her conduct creates a conflict of interest or the appearance of a conflict of interest, he/she should contact the Legal and Compliance Department to seek advice. Accordingly, SCI Personnel must report any conflict of interest to their department head and the Chief Compliance Officer.

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3.	Conflict Management Procedures

The Firm maintains and operates organizational and administrative procedures to prevent or mitigate conflicts of interest. The Firm mitigates certain conflict of interest by limiting certain of its activities. For example, the Firm:

●	does not maintain advisory accounts for retail clients;

●	does not engage in trading activities, including proprietary trading activities; and

●	does not issue formal research.

The following are additional examples of measures and controls adopted by the Firm to prevent and mitigate conflicts of interest:

a.	Code of Ethical Conduct

The Firm has adopted a Code of Ethical Conduct that applies to all SCI Personnel. This Code requires the Firm and SCI Personnel to put clients’ legitimate interests first. This Code is intended to prevent and mitigate conflicts of interest by placing client interests first.

b.	Internal Conflicts of Interest Policy

The Firm has adopted a Conflicts of Interest Policy that applies to all SCI Personnel and includes identification, prevention and management of conflicts of interest. The Policy identifies certain activities that may present conflicts and provides guidance on how to effectively manage them.

c.	Personal Trading Policies

The Firm has adopted a Personal Trading Policies that applies to all SCI Personnel. SEC Personnel are required to identify personal trading accounts and are prohibited from engaging in certain types of transactions for their personal accounts.

d.	Outside Business Activities

The Firm has adopted a policy with respect to outside business activities that applies to all SCI Personnel. SCI Personnel are required to provide notice of every outside business activities from which they receive compensation. In addition, the Firm’s registered representatives are required to receive approval for certain outside activities.

e.	Confidential Information

The Firm has adopted various policies that applies to all SCI Personnel and addresses the use of confidential information. SCI Personnel are (a) to ensure the security and confidentiality of confidential information and (b) prohibited from disclosing confidential information and from using such information for their own interests.

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f.	Escalation

The Firm has in place as part of its Code of Ethical Conduct and Conflicts of Interest policy escalation procedures for SCI Personnel to notify management of instances of non-compliance with regulatory requirements and Firm policies. Escalation is intended to provide SCI Personnel the ability to highlight issues in a timely manner to enable management to effectively address.

g.	Entertainment, Gifts and Gratuities

The Firm has in place a policy regarding Entertainment, Gifts and Gratuities that applies to all SCI Personnel. SCI Personnel are further prohibited from giving or receiving gifts above a certain amount. The Firm provides guidelines for business entertainment and special compensation.

h.	Compensation

Senior management at the Firm is responsible for determining compensation of employees and to ensure that any conflicts are addressed.

i.	Training and Supervision

The Firm requires all staff engaged in activities that require registration to participate in ongoing training which includes reminders of the importance of client interests. In addition, the Firm provides periodic training with respect to compliance procedures, fiduciary obligations, client contacts, dealings with brokers, responsibility to report apparent violations, and other matters.

Personal Trading Policies

As a federally registered adviser, and pursuant to Sections 204A and 206 of the Investment Advisers Act of 1940, as amended (Advisers Act), Steben & Company maintains policies and procedures designed to ensure that SCI Personnel do not take advantage of their position or place their own interests above those of the Firm’s clients.

1.	Definitions

The terms listed below shall have the meanings hereby ascribed to them:

“Access Person” shall mean each Firm officer and each member of Steben & Company’s Board of Directors, but only to the extent that the Firm’s Compliance Department has determined that such person has, as a result of performing his/her duties and responsibilities for the Firm, access to non-public information regarding Securities, or information on contemporaneous recommendations regarding Securities made to clients while they are non-public. A list of Access Persons will be maintained by the Firm, and each such Person will be notified by the Firm’s Compliance Department as to their Access Person status.

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“Account” shall mean the advisory account of any client of the Firm, including all managed futures funds and investment companies sponsored or advised by the Firm (Funds).

“Beneficial ownership” as to a Security generally means the power to purchase or sell the Security and/or the power to exercise the voting rights (if any), appurtenant to that Security. You should consider yourself to be the beneficial owner of all Securities held or owned by your spouse, minor children or relatives who share the same house with you, an estate for your benefit and/or a trust as to which you are a trustee or you are the grantor and have the power to revoke the trust without the consent of the beneficiaries

“Restricted Trading List” shall mean the list of Securities maintained by the Firm as to which certain trading limitations are applicable (as specified below).

“Security” means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest, option or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing; provided, however, that the term “Security” shall not include:

a.	Securities issued by the U.S. government

b.	Bankers’ acceptances

c.	Bank certificates of deposit

d.	Commercial paper

e.	Repurchase agreements

f.	High quality, short term debt instruments

g.	Shares of money market mutual funds

h.	Shares of other mutual funds, unless the Firm acts as investment adviser or principal underwriter thereto

i.	Variable annuity contracts and variable life insurance policies

j.	Interests in pooled investment vehicles, including hedge funds and commodity pools, except where the Firm acts as manager, sponsor or general partner thereto

2.	Holdings Reports; Quarterly Transaction Reports

a.	All SCI Personnel who are Access Persons shall submit an Initial Holdings Report no later than 10 days after the Person becomes an Access Person, and shall submit updated Holdings Reports on an annual basis thereafter. The information contained therein must be current as of a date no more than 45 days prior to the date the Access Person submits the Holdings Report.

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b.	All SCI Personnel who are Access Persons must report on a quarterly basis all transactions in Securities as a result of which such Person has, or by virtue of such transaction acquires, Beneficial Ownership of said Security(s).

c.	SCI Personnel who are Access Persons are not required to report transactions in Securities under the following circumstances and/or conditions:

(i)	Purchases or sales affected in any account over which the person does not have direct or indirect influence or control;

(ii)	Transactions that not volitional on the part of the person;

(iii)	Purchases that are part of an automatic dividend reinvestment plan; or

(iv)	Purchases or sales of Securities that are not eligible for purchase or sale by any Account.

d.	Provided that the Access Person complies with the requirement, set forth in Section 3, below, to direct his or her broker to send duplicate statements to the Firm’s Compliance Department, and provided further that said broker(s) complies with this direction, all SCI Personnel who are Access Persons are relieved of their obligation to file quarterly transaction reports pursuant to Section 2b, above.

3.	Duplicate Statements; Account Opening Procedures

a.	All officers and directors of the Firm, as well as all employees of the Firm who are specifically required by the Firm’s Compliance Department to do so, must authorize his/her broker(s) to transmit to the Firm’s Compliance Department a duplicate copy of statements for all the person’s brokerage accounts, whether existing currently or established in the future. The duplicate statements should be addressed as follows:

Steben & Company, Inc.
Compliance Department
Personal and Confidential
9711 Washingtonian Blvd., Suite 400
Gaithersburg, MD 20878

b.	When any officer, director or employee of the Firm opens a securities or futures brokerage account, or whenever a person with an existing brokerage account becomes associated with the Firm, the person in question must notify the Compliance Department regarding said account(s). A letter will be sent to the broker-dealer involved, authorizing him or her to maintain the account, and requesting that duplicate statements be mailed to the Firm’s Compliance Department.

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c.	New information with respect to existing brokerage accounts maintained by SCI Personnel, including any changes, amendments or closures, must be promptly reported to the Firm Compliance Department upon occurrence.

4.	Review and Monitoring

a.	Personal trading by SCI Personnel involving Securities shall be monitored periodically by the Firm’s Compliance Department.

b.	The personal trading activities of the Firm’s Compliance Department personnel shall be monitored by the Firm’s President (or his/her designee).

5.	Restricted Trading List

a.	The Firm shall place Securities issued by any company as to which the firm or its personnel have (or are likely to have), access to confidential information as a result of their Firm-related responsibilities that is (or is likely to be) material to the price or trading status of said company’s securities, or the Firm’s Restricted Trading List.

b.	For each Security (if any), on the firm’s Restricted Trading List, no SCI Personnel proposing to purchase or sell any such Security in which he or she has, or by reason of such transaction would acquire, Beneficial Ownership, may carry out said proposed transaction unless her or she has notified and received prior written approval for said transaction from the Firm’s Compliance Department.

6.	IPOs; Private Placements

All proposed purchases of Securities in IPOs or private placements by SCI Personnel who are determined to be, and are notified by the Compliance Department that they are, in fact, Access Persons, must receive prior written approval of the Firm’s Compliance Department.

7.	Confidentiality

a.	All trade confirmations, account statements and personal investment information shall be kept in confidence.

b.	Notwithstanding Section 7a, however, said materials will be made available for inspection by the Firm’s Board of Directors and by any regulatory agency with jurisdiction over the Firm.

8.	Violations of the Code

a.	The Firm’s Chief Compliance Officer (or his/her designee), will report any violations to the Firm’s Board of Directors.

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b.	With respect to any violation of the Code determined to have occurred, the Firm’s Chief Compliance Officer (or his/her designee), may take such preventive, remedial, or other action that he/she may deem appropriate.

c.	Sanctions may include termination of the employee, a fine, and/or disgorgement of any profits received from a transaction done in violation of the Code.

Entertainment, Gifts and Gratuities

1.	General Limitation on Gifts and Gratuities

There is a $100 limit on gifts and gratuities to and from clients and their representatives as well as product sponsors that relate to the business of Steben & Company. Exceptions include an occasional meal, a ticket to a sporting event or the theater, or comparable entertainment which is neither so frequent nor so extensive as to raise any question of propriety and is not preconditioned on achievement of a sales target.

2.	Business Entertainment

The Firm permits entertainment of and by SCI Personnel, which includes occasional meals, rounds of golf, tickets to a sporting event or the theatre, or other comparable entertainment at which the SCI employee and the third party product or service provider or potential or existing client are present. The Firm may provide for reasonable travel accommodations, including a car service. Other proposed business entertainment or travel accommodations sponsored by or extended to a SCI employee must be approved in writing by the Compliance Department.

Firm representatives are prohibited from bringing third parties to adult entertainment establishments and other activities that may be deemed offensive or subject others to harassment. In addition, SCI Personnel are strictly prohibited from attending any of the aforementioned activities as part of any organized business entertainment offered by a third party product or service provider or potential or existing client. Violation of this policy can result in disciplinary action including, but not limited to, termination.

The Firm shall maintain records of all business entertainment attended by a SCI representative and employee of a third party product or service provider or potential or existing client when solely related to a Firm business entertainment event. The records shall include (a) event, (b) date, (c) attendees, (d) the purpose of event, (e) costs and (f) written supervisory approval if required. These records will be prepared by the SCI representative or employee arranging or attending the event and reported to the SCI Sales Department.

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3.	Special Compensation

Expense reimbursement policies are covered in general terms below, and in more specific terms in the Appendix. Conventions, conferences, trips, contests, business expense reimbursements, seminars and seminar expense reimbursements are governed by the procedures below.

a.	SCI Personnel must submit a written request for approval to participate and detailing the name of the sponsor/vendor, amount of payments or reimbursements expected, the nature and value, description of the activity or business expense.

b.	The sponsor company should communicate directly with the Firm regarding, the nature, value, and description of the activity, contest, or expense reimbursement.

c.	The location of the trip must be appropriate to its purpose. The sponsor’s office (branch office, district office, etc.) must be in the vicinity of the trip location. The location may be a regional location to accommodate attendees who are from a number of offices in a region of the country.

d.	Attendance at meetings, trips, conferences, etc., cannot be based on the achievement of sales targets or other incentives.

e.	Compensation cannot be based on sales incentives or contests that are designed to induce sales of a particular product.

f.	Compensation can recognize “past performance.” “After the fact” recognition of performance is allowable.

g.	Expense reimbursement for business development and educational enhancements is allowable.

4.	Foreign Government Officials

a.	No Firm officer, employee or independent contractor may offer, provide or promise anything of value, directly or indirectly, to or for the benefit of any “Foreign Government Official,” as defined below, that would improperly help the Firm obtain or keep business with any party, or receive any type of favorable treatment or other improper benefit. This policy includes prohibited payments by SCI Personnel through a party retained, directly or indirectly, by the Firm.

b.	Business gifts of nominal value, as defined above are permissible.

c.	“Anything of value” includes cash, gifts, meals, entertainment, and services.

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d.	For purposes of this policy, a “Foreign Government Official” is:

(i)	any officer or employee of any non-U.S. national, state or local governmental body, department or agency, or political party, and any candidate for political office.

(ii)	any officer or employee of any entity owned or controlled by any non-U.S. national, state or local government, including entities engaged in ordinary commercial activity.

(iii)	any officer or employee of a public international organization, such as the United Nations, UNESCO, the World Bank, the International Monetary Fund, the Asian Development Bank, and similar institutions.

Political Contributions

1.	General Limitation on Political Contributions

The Firm is subject to FINRA, SEC, state and local laws regulating personal political contributions (political contribution) that are in place to inhibit “pay-to-play” practices which occur when government officials award contracts to individuals and organizations in exchange for political contributions. Pay-to-play rules are designed to restrict personal political contributions to government officials who are in a position to influence the award of advisory or brokerage business. Consequences to the Firm for violation of these laws can be severe, such as not receiving compensation for broker/dealer and advisory services from a governmental client (current or prospective) for two years.

Pay-to-play rules are complicated and vary from jurisdiction to jurisdiction. Restrictions and reporting requirements of political contributions depend on the facts of a particular situation and respective jurisdiction and/or client. Noted that the FINRA and SEC pay-to-play rules do not apply to distribution activities related to registered investment companies that are not investment options of a government entity’s plan or program. Thus, the rules apply to distribution activities involving unregistered pooled investment vehicles such as hedge funds, private equity funds, venture capital funds, and collective investment trusts, and registered pooled investment vehicles such as mutual funds, if such registered pools are an investment option of a participant-directed plan or program of a government entity.

Regardless of whether a particular jurisdiction has a pay-to-play law, employees should never provide contributions with the intent to obtain or retain business or to influence any other official action. FINRA Rule 2030, Rule 206(4)-5 of the Advisers Act and some state and local pay-to- play laws outline a person cannot make a contribution indirectly that is prohibited if made directly. In other words, employees cannot circumvent pay-to-play laws by directing a family member, friend or anyone else to make a political contribution for them.

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2.	Who is Required to Report?

The SEC and FINRA pay-to-play contribution restrictions specifically apply to employees that are deemed to be a Covered Associate. Covered Associate is defined as executive officers and employees who solicit government entities for the Firm, along with those who directly or indirectly supervise such employees. Solicit means with respect to investment advisory services, to communicate, directly or indirectly, for the purposes of obtaining or retaining a client for, or referring a client to, an investment adviser. FINRA looks at solicitation in this context a Covered Associate making any communication under circumstances reasonably calculated to obtain or retain a client for an adviser.

Covered Associates will be notified by the Firm’s Compliance Department of their status as a Covered Associate. The Firm’s Compliance Department maintains a list of the Covered Associates as required and coordinates with the Firm’s Human Resources Department to vet future applicants (external and internal) during the hiring process.

It is important to note the two year look-back period to determine whether a Covered Associate has made a triggering prohibited contribution within the previous two years for new Covered Associates who solicit clients, and six months for new Covered Associates who do not solicit clients. This provision applies to all current employees who are promoted or transferred to a Covered Associate position and external job applicants hired into Covered Associate position.

Non-Covered Associates political contributions do not fall under the FINRA or SEC pay-to-play restrictions, however they may be subject to state and local pay-to-play laws and client disclosure requirements.

3.	Pre-clearance Approval and Certification Requirements

Pre-clearance and quarterly certification is required.

a.	Pre-clearance. Covered Associates must obtain pre-clearance approval before making a personal political contribution of $150 or greater or who wish to participate in any political fund-raising activity must seek pre-clearance. This includes contributions made by the employee, the employee’s spouse and minor children to a:

●	State and local candidate

●	Federal candidate currently holding a state or local office, such as a Governor running for U.S. Senate

●	State and local political party committees

●	Political Action Committee (PAC)

Contribution is anything of value given to influence an election, most commonly contributions include deposit of money, gift, subscription, loan, advance or any payments for debts incurred in such an election. Coordinating or soliciting contributions from others (for example, fund-raising activities) on behalf of a candidate who is or will be in a position to influence the Firm’s selection is also prohibited. Volunteering personal time to a candidate or government official would not be considered a contribution.

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b.	How to Pre-clear. Covered Associates can complete the Political Contribution Pre-clearance Form found under the Firm’s SharePoint site and submitting it to the Firm’s Compliance Department. Covered Associates will be required to provide the following information:

●	Employee Information

●	Name of Candidate or PAC

●	Campaign Office Title

●	Campaign Jurisdiction (State/County/City)

●	Contribution Description

●	Contribution Amount

After receiving approval of your pre-clearance request, you may proceed with your political contribution. Upon contribution completion, you will need to provide post-clearance information to the Firm’s Compliance Department.

c.	Review of Pre-clearance. The Firm’s Compliance Department will review all pre-clearance requests submitted subject to the following:

●	SEC Pay-to-Play De Minimis Contribution Exception for Covered Associates: $150 or less per election per candidate

●	State and Local Municipality Pay-to-Play Rules

●	Current governmental client restrictions and/or reporting requirements

d.	Certification Acknowledgement. Covered Associates will also be required to complete a Quarterly Political Contribution Certification acknowledging all personal political contributions have been pre-cleared in accordance with this policy.

4.	Political Action Committee (PAC)

The SEC and some state and local pay-to-play laws view contributions to certain PACs as an indirect way to circumvent the pay-to-play laws. Therefore, all Covered Associates are required to pre-clear contributions to PACs.

5.	Government Client List Record Keeping

The Firm is required to keep a record of all governmental entity clients as part of the books and records requirements of the FINRA and SEC Pay-to-Play Rules. Below are the various government entities that must be identified and recorded. Please notify the Firm’s Compliance Department should you be involved in solicitation of a government entity that may not be readily identified.

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●	Each government entity that invests in a Covered Investment Pool where the account of such government entity can reasonably be identified as being held in the name of or for the benefit of such government entity on the records of the Covered Investment Pool or its transfer agent;

●	Each government entity whose account was identified as that of a government entity – at or around the time of the initial investment – to the adviser or one of its client servicing employees, regulated person, or covered associates;

●	Each government entity that sponsors or establishes a 529 Plan and has selected a specific Covered Investment Pool as an option to be offered by such 529 Plan; and

●	Each government entity that has been solicited to invest in a Covered Investment Pool either (i) by a covered associate or regulated person of the adviser; or (ii) by an intermediary or affiliate of the Covered Investment Pool if a covered associate, regulated person, or client servicing employee of the adviser participated in or was involved in such solicitation, regardless of which such government entity invested in the Covered Investment Pool.

○	Covered Associates must notify the Firm’s Compliance Department should you be involved and/or participating in meetings for fund/pension sales with government entities.

Insider Trading Policies

Steben & Company seeks to foster a reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in the Firm by investors is something we value and endeavor to protect.

It is illegal to buy or sell a security, either personally or on behalf of others, while in possession of material, non-public information. It is also illegal to communicate or “tip” others to material, non-public information regarding securities (or an issuer of securities). Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security.

It is the Firm’s policy that SCI Personnel may not trade securities, either personally or on behalf of others, while in possession of material, nonpublic information, nor may any employee communicate material, non-public information regarding securities (or an issuer of securities) to others in violation of the law or this Code.

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1.	What is “Material” Information?

●	“Material” information general includes information for which there is a substantial likelihood that a reasonable investor would consider it important to making an investment decision, or it could reasonably be expected to have a substantial effect on the price of the issuer’s securities.

●	There is no simple test to determine when information is material. Because materiality is often challenged with the benefit of hindsight, if you have any doubt whether certain information is “material”, contact the Chief Compliance Officer.

2.	What is “Non-Public” Information?

●	Information is “non-public” if it has not been disclosed to the general public by means of a press release, SEC filing, other media for broad public access (such as Twitter), or at a meeting at which the public was given notice and allowed to attend.

3.	Examples of Material Non-Public Information

Examples of non-public that are generally presumed to be material include:

●	Tender offers, merger or acquisition plans

●	Earnings or earnings estimates

●	Dividend and dividend changes

●	Stock splits

●	Securities offerings

●	Calls, redemptions or purchases of a company’s own securities

●	Recapitalizations or restructurings

●	Changes in key personnel

●	Spin-offs, divestitures or leveraged buyouts

●	Significant increase or decrease in orders

●	Major litigation developments or governmental proceedings

●	Acquisition or loss of major contract

●	New products, inventions or discoveries

4.	Reporting Material Non-Public Information to Chief Compliance Officer

If and to the extent that any SCI Personnel becomes aware of information that constitutes or may constitute material, non-public information regarding an issuer of publicly-traded securities, such SCI Personnel shall promptly report the receipt of such information to the Firm’s Chief Compliance Officer, and shall refrain from using (or disseminating) said information to for or on behalf of him- or herself or any other person, including any client of the Firm, until the Chief Compliance Officer determines that such information can be used without violation of any applicable law, regulation, privilege or prohibition. The Firm shall restrict access to confidential information regarding the purchase or sale of securities for the Funds, if any, to those Firm employees who require such access in order to perform their Firm duties and responsibilities. The Firm collects personal trading information for all SCI Personnel, and will review that information from time to time for evidence of unusual, suspicious or otherwise notable trading activity by SCI Personnel.

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The Firm’s business does not involve the purchase, sale or recommendation to purchase or sell equity securities. The Firm does not receive or otherwise obtain non-public or confidential information regarding equity securities or the issuers thereof, and the investment policies of the Firm and the Funds do not contemplate the purchase or sale of equity securities by the Firm and/or the Funds. Securities held by the Funds include those used for cash management purposes, such as short-term obligations of the U.S. government and investment grade short term debt securities. The Firm has engaged independent investment management firms to manage directly the assets of its managed futures Funds not otherwise used to carry out their trading strategies. In addition, the Firm invests the assets of the investment companies it sponsors into other investment companies. Finally, with respect to managed accounts of friends and family, investments are limited to other investment companies.

Due to the nature of the Firm’s business, therefore, there is currently limited opportunity for SCI Personnel to obtain and utilize non-public information relating to securities as a result of their performance of their responsibilities. Accordingly, the Firm has determined that it does not need to place additional restrictions on personal securities trading by SCI Personnel to guard against the use (or misuse) of confidential, non-public information relating to securities by SCI Personnel.

Whistleblower Program

Steben & Company is committed to maintaining an effective internal control environment to detect and to prevent or deter improper activities. Effective internal controls can also ensure the accuracy of the Firm’s financial reporting and related disclosures. However, even the best systems of internal controls cannot provide absolute safeguards against irregularities. Intentional and unintentional violations of laws, regulations, policies and procedures may occur, and the Firm has a responsibility to investigate and address allegations of suspected fraudulent, wrongful, or improper activities.

Steben & Company, Inc.
Code of Conduct & Personal Trading Policies	Page 16

This “Whistleblower Program” documents the procedures that the Firm will employ in addressing reports of suspected fraudulent, wrongful, or improper conduct involving SCI Personnel, as well as suspected wrongdoing or complaints related to the Firm’s accounting, internal controls, auditing, or financial reporting matters. For purposes of this Program, an SCI employee who reports alleged wrongdoing or improper conduct is defined as a “whistleblower.”

1.	Procedures

e.	Allegations of suspected fraudulent, wrongful, or improper conduct by SCI Personnel, including those relating to SCI’s accounting, internal controls, auditing, or financial reporting matters, are to be reported to the Chief Compliance Officer. Allegations involving the Chief Compliance Officer are to be reported to the Firm’s President or General Counsel.

f.	Allegations may be reported anonymously, but should be made in writing to ensure a clear understanding of the issues being raised. Such reports should contain as much specific information as possible, including name(s), dates, places, events, employee’s perception of why he/she suspects the fraudulent, wrongful, or improper conduct.

g.	Any employee who knowingly reports or makes false allegations of wrongful conduct or improprieties shall be subject to discipline, up to and including termination of employment.

h.	The confidentiality of the whistleblower’s identity, the nature of the report, and the suspected person’s identity is to be strictly maintained. Oral reports should be documented by the person receiving the report.

2.	Investigation of Suspected Party(ies)

a.	An investigation will be conducted respecting the allegations raised by the whistleblower and the suspected party(ies).

b.	The suspected party(ies) of a whistleblower investigation have the right to consult with a person or persons of their choice. The suspected party(ies) have a responsibility not to interfere with the investigation - they are not to withhold, tamper, or destroy evidence or influence, coach or intimidate witnesses.

c.	At the conclusion of the investigation, a written report for the Firm’s Board of Directors shall be completed that includes a summary of the evidence gathered and a conclusion as to whether or not the allegations were substantiated. The Board may adopt the report and its conclusions, or reach a different decision on the facts and issues presented.

d.	Records of whistleblower complaints, investigations, reports, and associated disciplinary proceedings are to be retained for at least seven years.

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Code of Conduct & Personal Trading Policies	Page 17

3.	Non-Retaliation

a.	No adverse personnel action will be taken against any SCI Personnel who acts as a “whistleblower” hereunder in the sincere, good faith, belief that his/her allegations involved a violation of any law, gross mismanagement, fraudulent or dishonest conduct, a breach of internal controls, or improper or fraudulent accounting, auditing, or financial reporting.

b.	No supervisor, manager, or any other employee with authority to make or materially influence personnel decisions shall take an adverse personnel action against an employee in retaliation for disclosing alleged wrongful conduct or improprieties. Any employee found to have so violated this procedure shall be disciplined, up to and including termination of employment.

c.	Complaints of alleged retaliation are to be directed to the Firm’s Chief Compliance Officer (or, if involving the Chief Compliance Officer, the President).

4.	Program Monitoring

a.	The Firm’s Board of Directors shall be responsible for monitoring the effectiveness and compliance of the Whistleblower Program.

b.	This Program is to be reviewed periodically, and changes made as necessary.

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Code of Conduct & Personal Trading Policies	Page 18

QUARTERLY TRANSACTION REPORT

Transaction Record of Securities Beneficially Acquired or Sold

Name:

Date of Submission:

As required by Steben & Company, Inc.’s Code of Ethics, my reportable transactions for the quarter ending ___________ are:

Security Name/Description	CUSIP # or Ticker	Date of Transaction	Buy, Sell, or Other	Number of Shares	Principal Amount	Price	Broker/Dealer or Bank Through Whom Effected

If you elect to attach brokerage statements in place of completing this table, please circle: Statements attached

Do not report: certificates of deposit, US government securities (treasuries and agencies), commercial paper and other high quality short term debt instruments, bankers’ acceptances, interests in pooled investment vehicles (except where Steben & Company makes trading decisions), including private investment funds and mutual funds, and variable annuity contracts.

● If you had no reportable transactions during the quarter, please check here ________.

Steben & Company, Inc.	Quarterly Transaction Report
Conduct of Conduct & Personal Trading Policies	Appendix A

New Securities Accounts

If you established an account during the quarter, please provide the following information:

Name of Broker, Dealer or Bank	Date Established	Account registration and Account Type

● If you did not open a new securities account during the quarter, please check here _____.

Fund Holdings

If you invested (bought or sold units), in any fund advised or managed by Steben & Company during the quarter, please provide the following information:

Name of Fund	Date of Transaction and type of transaction (Buy/Sell)	Account registration and Account Type

● If you did not purchase any funds, check here _______.

By signing this report, I certify that all securities transactions and accounts required to be reported under Steben & Company’s Code of Ethics have been included.

Print Name:

Signature:

THIS REPORT MUST BE RETURNED TO COMPLIANCE BY THE 30th DAY AFTER THE APPLICABLE QUARTER END

Steben & Company, Inc.	Quarterly Transaction Report
Conduct of Conduct & Personal Trading Policies	Appendix A

INITIAL HOLDINGS REPORT

Access Person:

Name of Security/ Account	CUSIP number or ticker symbol	Type stock, mutual fund, etc.)	No. of Shares Held	Principal Amount	Form Held (physical, custody)	Custodian/ Broker (if applicable)

(Please attach an additional page if more space is required)

Signature	Date Submitted

Steben & Company, Inc.	Initial Holdings Report
Conduct of Conduct & Personal Trading Policies	Appendix B

POLITICAL CONTRIBUTIONS REPORT

Pre-Clearance & Post-Clearance Record of Personal Contributions by Covered Associates

Who is Making Contribution:

Note:    Covered Associates must obtain pre-clearance approval before making a personal political contribution that includes contributions made by the employee, the employee’s spouse and minor children.

Name of Candidate:

Note:	Candidates include the following:
●	State and local candidate
●	Federal candidate currently holding a state or local office, such as a Governor running for U.S. Senate
●	State and local political party committees
●	Political Action Committee (PAC)

Campaign Office Title:

Campaign Jurisdiction (State/County/City):

Contribution Description:

Note:	Contribution is anything of value given to influence an election, most commonly contributions include deposit of money, gift, subscription, loan, advance or any payments for debts incurred in such an election.

Contribution Amount:

Note:	Personal contributions for which pre-clearance is required is limited to:
●	$350 per election per year for candidates for whom a supervised person is eligible to vote
●	$150 per election per year for candidate for whom a supervised person is not eligible to vote

Entitled to Vote for Candidate:

I hereby certify that no contribution will be made for the purpose of obtaining or retaining Steben & Company, Inc.’s engagement as an investment adviser or distributor to government clients.

Signature:

Name of Covered Associate:

Date of Submission:

Compliance Department Sign Off _________.

Steben & Company, Inc.	Political Contributions Report
Conduct of Conduct & Personal Trading Policies	Appendix C

QUARTERLY POLITICAL CONTRIBUTIONS CERTIFICATION

Pre-Clearance & Post-Clearance Record
of Personal Contributions by Covered Associates

Employeentribution:

Each Access Person must submit a report within one month of each quarter end (by April 30, July 30, October 31 and January 31) to report any political contributions made to any official of a government entity as defined in the Code. A signed report is required even if there is nothing to report.

I hereby acknowledge that I understand and agree to comply with the Firm’s policy on political contributions.

I hereby certify that no contribution was made for the purpose of obtaining or retaining Steben & Company, Inc.’s engagement as an investment adviser or distributor to government clients.

Signature:

Name of Covered Associate:

Date of Submission:

Steben & Company, Inc.	Political Contributions Report
Conduct of Conduct & Personal Trading Policies	Appendix C